Exhibit 99.2

Rocky Mountain Chocolate Factory, Inc. - FQ4 2025 Earnings Call Transcript

Call Participants

Executives
Carrie E. Cass
Chief Financial Officer

Jeffrey Richart Geygan

Interim CEO & Director

Attendees
Sean Mansouri
Elevate Ir

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to today's conference call to discuss Rocky Mountain Chocolate Factory's financial results for the fiscal fourth quarter and full year 2025. [Operator Instructions]. As a reminder, this conference is being recorded. Joining us on the call today is the company's interim CEO, Jeff Geygan; and CFO, Carrie Cass.

Please be advised that this conference call will contain statements that are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain known and unknown risks and uncertainties as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These forward-looking statements are also subject to other risks and uncertainties that are described from time to time in the company's filings with the SEC. Do not place undue reliance on any forward-looking statements, which are being made only as of the date of this call. Except as required by law, the company undertakes no obligation to publicly update or revise any forward-looking statements. And now I will turn the call over to the company's Interim CEO, Jeff Geygan. Jeff, please go ahead.

Jeffrey Richart Geygan
Interim CEO & Director

Thank you. Good morning, and welcome. This was a year of hard behind-the-scenes work, a year where we understood, confronted and corrected deeply rooted problems ingrained in our operations systems and company culture. While fiscal Q4 did not deliver the profitability we desired. The actions we took during the year were foundational to transforming Rocky Mountain Chocolate Factory into a more accountable, resilient and focused business.

Understanding the past helps us navigate the present and plan for our future. Our efforts over the past year were broad and structural. We revamped core systems, realigned pricing to rethink how we serve both franchisees and end customers. We rebuilt nearly every core process while redesigning our org structure, upgrading our IT and manufacturing systems, all while bringing on new executive talent, transforming how the company operates at nearly every level.

Just as important, we reset business culture. We made difficult decisions to part ways with individuals, unable to meet the standard of excellence and accountability required in this next phase of business growth. We're building a team of motivated detail-oriented and results-driven leaders are propelling our transformation.

Today, I'll walk through key milestones from the past year and how they align with our long-term strategic business. I'll first discuss our consumer packaging transition in fulfillment. One of the most significant operational pivots we made was our decision to bring consumer packaging back in-house to Durango.

The previous partnership with a third-party provider in Salt Lake City, Utah resulted in delayed fulfillment, inflated logistics costs and inefficiencies that eroded margins, particularly during the holiday season. Since relocating our consumer packaging lines in early January and mid-February, we've improved execution, fulfillment reliability and cost management setting a stronger foundation for future seasonal demand.

This move has also allowed us to better control labor, streamline workflows and eliminate costly back and forth shipping between facilities, issues that were previously contributing to unnecessary time and expense with both e-commerce and franchise fulfillment. This was a critical step in addressing fulfillment challenges that severely impacted our operations since the move was made in October of 2023.

By unwinding this costly and inefficient third-party packaging arrangement, we not only eliminated unnecessary complexity, but will also avoid approximately $1.5 million in annual losses. Regarding specialty market repricing, we took decisive steps to reevaluate all of our specialty markets customer relationships. In certain cases, we chose to discontinue partnerships that no longer supported our pricing objectives.

At the same time, we work closely with key customers to implement more favorable pricing that reflects our current costs. These actions were not easy but they reflect our discipline and willingness to prioritize long-term financial health or production volume for volume's sake. The response from our partners has been constructive and we're seeing signs of positive contribution from these sales channels after our repricing.

These changes were part of a broader effort to reestablish operational discipline. Regarding new stores, we continue to build a healthy franchise network through strategically planned new openings and store transfers. While we did not open any stores in the fourth quarter, we're actively evaluating development opportunities with new and existing franchisees in such markets as Atlanta, Sacramento, Park City and even the Jersey Shore to name just a few.

On June 3, we opened our newest store in Charleston, South Carolina, our first location built with our refreshed design and branding. Construction is scheduled to begin shortly on a flagship location in downtown Chicago at 1 State Street, an absolutely outstanding location. Additionally, our Corpus Christi store, one of 2 company-owned stores is being remodeled with our new store design, serving as a prototype for future franchise upgrades.

Our goal is to build deeper regional density with fewer stronger operators with multiunit development plans. We have actively worked to transfer existing locations to stronger operators while closing underperforming units. These moves are helping us preserve high-quality locations and reinvigorate store-level performance with motivated and ambitious operators who are interested in increasing their commitment to our brand. Our experience with store transfers has been positive with high year-over-year sales growth recorded when existing stores are placed under new management.

Regarding pricing, March 1 was a critical inflection point for Rocky Mountain Chocolate Factory. Backed by our recently installed ERP and improved business visibility, we moved away from a historic one-size-fits-all pricing model and introduced a dynamic model that reflects actual input cost per item.

This change allows us to adjust prices on a frequent basis, keeping target profit margin aligned with ever-changing input cost. We saw an immediate improvement in gross margin as a result of our March 1 price adjustment. We now adjust pricing on a quarterly basis or more frequently if needed, ensuring tighter cost alignment while managing to a targeted gross margin percent.

We estimate this initiative alone will capture several million dollars in additional gross profit in fiscal '26. We expect to return to historic gross margin rates over the coming years. The execution of this strategy would not have been possible without the technology and visibility provided by our new ERP system and input from both current and newly hired data and analytics personnel.

Regarding operational visibility and infrastructure. For the first time in our company's history, we now have daily store level of visibility into sales and inventory across the majority of our network allowing us to make smarter, faster decisions about production, pricing and marketing.

This is a result of our newly rolled out POS system, which is now operating in over 100 of our current stores with nearly all stores scheduled for installation. This allows us to monitor real-time sell-through, inventory trends and product performance at a store level. The system has given us new found insights into franchise operations and is critical to the effective alignment of production, marketing and pricing strategies.

Regarding our ERP system implementation, as I mentioned, in January, we launched our new ERP system, a major milestone in our transformation. This platform integrates all of our core functions, including production, procurement, inventory and finance. It has already enabled smarter planning, tighter SKU rationalization, and more precise cost controls.

ERP was the backbone behind the pricing adjustments we made in March, and it will continue to guide data-driven decision-making across the business. The ERP infrastructure upgrade represented a significant investment totaling nearly $1 million in capital expenditure during fiscal '25. With this system now fully implemented, we expect capital spending in fiscal '26 to be modest, focused primarily on maintenance.

Regarding seasonal orders, we're pleased with the fulfillment performance we delivered to our franchisees this past holiday season. After several challenging quarters of focused efforts, we achieved nearly a 100 fulfillment rate for franchisees demand during Q4, and this trend continues in our new fiscal year.

This improved performance represents a significant turnaround, reinforcing our ability to reliably meet demand and rebuild trust across our franchise and specialty markets channels. It's a testament to the operational changes we've made into the focus and resilience of our team.

Regarding brand repositioning, as we look to the quarters ahead, we're excited to begin unveiling the updated Rocky Mountain Chocolate Factory brand. This includes a new logo, modernized store design and elegantly updated packaging. The full rebrand will launch later this year. As I mentioned earlier, we expect the first remodeled store to open in mid-July.

Initial feedback on the updated store concept has been fantastic. We're finalizing cost models and network-wide build-out time lines. Interest from current and prospective franchisees is growing as they see our premium updated aesthetic and vision. System-wide signage upgrades are already underway. In fact, our Durango, Colorado location new signage was installed yesterday.

Our elegantly updated packaged offering are expected to begin shipping to stores in late July. All of these refreshed updates reflect a modern premium brand identity, which we believe will elevate the customer brand experience and attract stronger franchise partners.

Regarding e-commerce, our e-commerce business delivered record sales this past holiday season, but profitability was challenged due to inefficient fulfillment and elevated advertising spend with consumer packaging now back in Durango and disciplined oversight of marketing costs, we expect profitable contribution from our e-comm in fiscal '26, which we are already seeing. We will introduce a newly designed and easy-to-use e-commerce site in mid-July with a vastly improved user interface experience.

rmcf.com has been thoughtfully designed. As a result, we believe it will drive additional interest in our upcoming new packaged item offerings and establishes a platform to drive future e-commerce sales. Together, these initiatives are helping us build a stronger digital foundation to complement our in-store experience while driving customer traffic to a local store.

Regarding new store pipeline, we expect to show positive store growth this year, ending more than 10 years of declining store counts. We are targeting prime retail locations operated by highly motivated franchisees, many of whom work with us now and others who will be new to the RMCF family of franchisees.

We are identifying well-capitalized financially sophisticated and entrepreneurial operators to join us and become our next generation of franchisees. We are building a healthy pipeline of new stores and expect to provide ongoing communication to investors as we get locations under lease and into permitting. Fiscal '25 was a design period, not a construction period. We are now positioned to grow, having built a foundation of what, when, where and how we were meticulous in our planning efforts.

Looking ahead, as we look into fiscal '26, we're already seeing signs that heavy lift from fiscal '25 is bearing fruit. Our systems are stronger. Our cost structure is leaner. Our franchisee network is healthier. There's more to do, but we're gaining momentum as we now visit each franchise location several times a year and engage in on-site audits and annual business planning sessions.

We're optimistic about our plans to return Rocky Mountain Chocolate Factory to growth and are focused on returning to profitability this year. Our leadership team has taken a business in long-term decline and begun to rebuild it from the ground up.

Over the past year, we made significant strides in positioning the company for future success. To support our transformation, we raised $2.2 million in equity capital last August, and refinanced our $4 million credit facility into a $6 million term loan in September. These actions gave us the financial flexibility to invest in systems, human talent, and the brand refresh we needed to drive our business through this transformational process.

The steps we've taken put us on a solid path toward long-term value creation, most importantly, we're building a corporate culture of excellence, transparency and accountability. After experiencing 3 years of operating loss, we fully expect to return to profitability in fiscal '26 with a strong foundation in place and a new level of discipline across the business. Thank you for your attention. I'll now turn it over to our CFO, Carrie Cass, to walk you through our fiscal Q4 and full year financial results. Carrie?

Carrie E. Cass

Chief Financial Officer

Thank you, Jeff. Please note that unless otherwise stated, all comparisons are on a year-over-year basis. Total revenue for the quarter was $8.9 million compared to $7.3 million in the same period last year. Product sales were $7.1 million compared to $5.6 million last year, and franchise and royalty fees were essentially flat at $1.8 million.

Total product and retail gross profit was a negative $0.8 million compared to $0.1 million. The decrease was primarily attributed to higher raw material costs. Total costs and expenses were $11.6 million compared to $8.8 million. The increase was due primarily to marketing and administrative investments associated with the brand refresh and prototype store rollout. Net loss from continuing operations was $2.9 million or a negative $0.37 per share compared to $1.6 million or a negative $0.25 per share.

Turning to the balance sheet. We ended our fiscal year with a cash balance of $0.7 million compared to $2.1 million at the end of fiscal '24. We also ended our fiscal year with total inventories of $4.6 million compared to $4.4 million last year. As of February 28, '25, we had $6 million in debt outstanding related to our term loan and no balance on our line of credit. This compares to $1.25 million drawn on our revolving line and no other debt outstanding at the end of fiscal '24.

Now turning to our full year '25 results. Revenue was $29.6 million compared to $28 million for the full year of '24. Total product and retail gross profit was $0.1 million compared to $1.4 million. The decrease was primarily due to a sharp increase in the cost of cocoa and other inflationary pressures as well as higher overhead costs and reduced production volume.

Total costs and expenses increased to $35.5 million compared to $32.9 million. The increase was primarily driven by inflationary cost pressures, including higher raw material costs and general operating cost increases. Net loss from continuing operations was $6.1 million or a negative $0.86 per share compared to a net loss from continuing operations of $4.9 million or negative $0.77 per share. This concludes our prepared remarks. We'll now open it up to Q&A. Operator, back to you.

Operator

[Operator Instructions] Thank you. Ladies and gentlemen, before we open the call to the live Q&A, the company would like to address questions that have been received via e-mail over the past week. I will now turn the call over to Sean Mansouri, RMCF External Investor Relations Adviser.

Sean Mansouri
Elevate Ir

Thank you, operator. Jeff, Carrie to kick things off, you mentioned quarterly price adjustments going forward. What's your process for determining those changes and how do you avoid pricing fatigue with franchisees or consumers?

Jeffrey Richart Geygan
Interim CEO & Director

Thanks, Sean. Carrie, I'll take this one. The March 1 reset wasn't a onetime event. It's part of an ongoing discipline in which we want to make sure our cost and pricing is aligned. I anticipate that we'll do this on a quarterly basis or more frequently as needed. With full transparency, if we're able to reduce cost. I think cocoa prices going up and down, we'll pass that on to our customers. What we need to do is maintain a target margin and with our franchisees, we've tried to give them adequate notice in terms of when we're changing. So I'm not concerned about inconsistencies or fatigue.

Sean Mansouri
Elevate Ir

Understood. And where do you stand in the entire rebranding process? And what has the response been so far, especially now that you have a new store with the brand refresh rolled out?

Jeffrey Richart Geygan
Interim CEO & Director

Yes, thanks. The feedback has been fantastic. And if you have a chance to see the Charleston store, and we'll try and put some live pictures up there on our website in the not-too-distant future. It's immaculate. It's fantastic. And the feedback from our customers there as well as the owner operator has been really good.

I think all of our franchisees who have had a chance to see the store are duly impressed. And as I mentioned, we're in the process of going to permitting up in Chicago, our 1 State Street location, which is a terrific case and that will be a fantastic store.

We have new packaging coming out as well. Consumer Packaging, which is so elegant. It really looks great. Again, we're planning to roll that out first shipping to stores and mid to late July with every store having product by early August. And we think that's going to be a terrific success. So the latter part, and I'm not clear if I'm going a little bit beyond the question you asked, but we have new signage, new store remodels that we'll begin -- some of the signages occurring right now. The remodel will begin in earnest later this year, and we'll schedule out all stores for some level of remodel. So we have consistency in the look and brand feel for our stores.

Sean Mansouri
Elevate Ir

Next one, what's your strategy for new unit growth going forward? Will growth come from new franchisees, existing operators or company-owned stores?

Jeffrey Richart Geygan
Interim CEO & Director

Yes, probably fewer company-owned stores. That's not our objective. But we have a number of really excellent franchisees right now who after they've seen what we're doing, the vision, the direction, where we're going with the company and particularly with the opening of the Charleston store, there's been a reinvigorated level of engagement where our franchisees -- our existing franchisees many of whom operate excellent businesses are contacting us and saying they'd like to contemplate a new store strategically, and I think we've identified this in previous communications with investors.

There are markets where we like to have more density. There are markets where we'd like to have presence. I think Boston, New York, Atlanta, Miami where we have virtually no presence and there's an obvious reason for us to be there. So that will require an existing franchisee or engagement with the new franchisee.

But as we're contemplating new franchisees, and I mentioned during this call, the next generation of franchisee needs to be well capitalized, financially sophisticated on entrepreneurial individuals, preferably people that have experience in franchising that are currently multi-unit or multi-brand operators as we think the path forward for us is engaging with fewer franchisees operating more stores.

So if we could -- if we're going to have 50 new stores, I'd rather have 5 operators with 10 stores rather than 50 operators with 1 store for all the obvious reasons.

Sean Mansouri
Elevate Ir

Yes. And last one for the inbound Q&A via e-mail. Your filings were delayed this year. Can you provide context on what happened and why it's taken so long to report earnings?

Jeffrey Richart Geygan
Interim CEO & Director

Yes, of course, I'll turn that over to Carrie.

Carrie E. Cass

Chief Financial Officer

Yes. There were a few things that occurred, of course, at the time, but mostly it was due to the ERP installation. We had to do some additional testing. The auditors needed to do additional testing to make sure that the data we were getting out of the new system was consistent and correct.

And so the delays really -- we're revolved around that, but there were also a number of initiatives happening at the same time. And while delays are never ideal, they don't reflect any issues or problems. And we're really focusing on execution and the transformation that we're making here and looking forward.

Sean Mansouri
Elevate Ir

Excellent. Operator, we'll turn it back to you for the live Q&A.

Operator

[Operator Instructions] This concludes today's conference call. You may disconnect your phone lines at this time, and have a wonderful day. Thank you for your participation.